Exhibit 99.1

THE ST. JOE COMPANY REPORTS FOURTH QUARTER AND FULL YEAR 2023 RESULTS AND DECLARES A QUARTERLY DIVIDEND OF $0.12

Highlights for the full year 2023 as compared to full year 2022:

●	Revenue increased by 54% to $389.2 million from $252.3 million.
●	Operating income increased by 48% to $90.7 million from $61.4 million.
●	Net income attributable to the Company increased by 10% to $77.7 million from $70.9 million. (Prior year net income attributable to the Company includes approximately $16.2 million after-tax gain on one unconsolidated joint venture and approximately $7.3 million after-tax gain on insurance recoveries.)

Panama City Beach, Florida – (February 21, 2024) – The St. Joe Company (NYSE: JOE) (the “Company”) today reported fourth quarter and full year 2023 results.

Jorge Gonzalez, the Company’s President and Chief Executive Officer, said, “During 2023, we invested an additional $217.8 million into our business as we continue to focus our efforts on creating long-term shareholder value with an emphasis on recurring revenue streams. We achieved a Company record for a single year revenue in hospitality and leasing even though 2023 was not a full year of operations for the five new hotels and various new leasing properties completed throughout the year. We also set a new volume record for residential homesite sales.”

Mr. Gonzalez continued, “We have created meaningful profitability through joint ventures over the past several years. As of year-end 2023, we had $66.4 million invested in our unconsolidated joint ventures, which contributed $22.7 million in pre-tax income for the Company. These unconsolidated joint ventures, which are excluded from the Company’s consolidated revenue, produced $351.0 million of revenue for the full year 2023, as compared to $169.5 million for the full year 2022. We believe that our consolidated and unconsolidated joint ventures will continue to drive long-term value for our shareholders.”

Mr. Gonzalez concluded, “I’m pleased with our overall performance and long-term potential. Demand across each of our segments remains strong, which we attribute to the continued influx of visitors and new residents from all over the country who are discovering the high quality of life offered in Northwest Florida. I continue to believe that we have only scratched the surface of possibilities, which we intend to highlight at our annual meeting of shareholders on May 14, 2024. We believe these possibilities, together with our commitment to disciplined capital allocation, including investments in our business, dividend growth and opportunistic share repurchases, sets us up well to deliver attractive shareholder returns over the long-term.”

Consolidated Fourth Quarter and Full Year 2023 Results

Total consolidated revenue for the fourth quarter of 2023 increased by 41% to $86.7 million, as compared to $61.6 million for the fourth quarter of 2022. Real estate revenue increased by 33% to $37.7 million, hospitality revenue increased by 59% to $35.4 million and leasing revenue increased by 24% to $13.6 million.

For the full year 2023, total consolidated revenue increased by 54% to $389.2 million, as compared to $252.3 million for the full year 2022. Real estate revenue increased by 60% to $186.0 million, hospitality revenue increased by 57% to a Company single year record of $152.4 million and leasing revenue increased by 30% to a Company single year record of $50.8 million.

Over the past several years, the Company entered into joint ventures which are unconsolidated and accounted for using the equity method. For the three months ended December 31, 2023, these unconsolidated joint ventures had $79.9 million of revenue, as compared to $62.6 million for the same period in 2022. For the full year 2023, these unconsolidated joint ventures had $351.0 million of revenue, as compared to $169.5 million for the full year 2022. This activity is in addition to the Company’s reported consolidated revenue. The Company’s economic interests in its unconsolidated joint ventures resulted in $22.7 million in equity in income from unconsolidated joint ventures in 2023, as compared to $26.0 million in 2022 (2022 results include the sale of the Sea Sound Apartments which accounted for $21.7 million in pre-tax equity in income from unconsolidated joint ventures.)  Although these business ventures are not included as revenue in the Company’s financial statements, they are part of the core business strategy which generates substantial financial returns for the Company.

Net income attributable to the Company for the fourth quarter of 2023 decreased to $13.2 million, or $0.23 per share, as compared to net income attributable to the Company of $28.1 million, or $0.48 per share, for the same period in 2022. (The fourth quarter of 2022 net income attributable to the Company includes approximately $16.2 million after-tax gain on sale of the Sea Sound Apartments and approximately $4.2 million after-tax gain on insurance recoveries.)  Net income attributable to the Company for the full year 2023 increased to $77.7 million, or $1.33 per share, as compared to net income attributable to the Company of $70.9 million, or $1.21 per share, for the same period in 2022. (Full year 2022 net income attributable to the Company includes approximately $16.2 million after-tax gain on sale of the Sea Sound Apartments and approximately $7.3 million after-tax gain on insurance recoveries.)

For the full year 2023, the Company funded $217.8 million in capital expenditures and paid $25.7 million in cash dividends. The $217.8 million in capital expenditures included $209.8 million for new operating assets or for residential development and $8.0 million for sustaining capital on existing operating properties. As of December 31, 2023, the Company had $267.4 million invested in development property, which, when complete, will be added to operating property or sold. As of December 31, 2023, the Company had 1,486 homesites under contract with $132.5 million of value in the Company’s residential communities. The Latitude Margaritaville Watersound unconsolidated joint venture had 609 homes under contract which is expected to result in a sales value of approximately $318.5 million. Together, they are expected to result in sales value of approximately $451.0 million at closing of the homesites and homes.

On February 21, 2024, the Board of Directors declared a cash dividend of $0.12 per share on the Company’s common stock, payable on March 27, 2024, to shareholders of record as of the close of business on March 4, 2024.

Real Estate

For the fourth quarter of 2023, the Company sold 182 residential homesites and the unconsolidated Latitude Margaritaville Watersound joint venture transacted 139 homes for a total of 321 residential homesites and homes, as compared to 262 residential homesites and 116 homes in the unconsolidated Latitude Margaritaville Watersound joint venture for a total of 378 in the fourth quarter of 2022.

For the full year 2023, the Company sold 1,063 residential homesites and the unconsolidated Latitude Margaritaville Watersound joint venture transacted 641 homes. Together, the homesites and homes increased to the highest single year number in the Company’s history at 1,704 in 2023, as compared to prior single year record of 1,068 in 2022. The 1,068 sales for the full year 2022 consisted of 752 residential homesites and 316 homes in the unconsolidated Latitude Margaritaville Watersound joint venture. Although the mix of homesite sales from different communities impacted revenue comparability between the years, the average sales price increased from approximately $98,000 in 2022 to approximately $107,000 in 2023, and overall volume and demand increased in 2023 as compared to 2022. In 2023, the Company invested $74.4 million in the residential segment to meet homebuilders’ demand for homesites.

As of December 31, 2023, the Company had 1,486 residential homesites under contract, which are expected to result in revenue of approximately $132.5 million, plus residuals, over the next several years, as compared to 2,197 residential homesites under contract for $176.3 million, plus residuals, as of December 31, 2022. The change in homesites under contract is due to increased homesite transactions during 2023 and the amount of remaining homesites in current phases of residential communities. The Company’s residential homesite pipeline has over 21,000 homesites in various stages of development, engineering, permitting or concept planning.

The Latitude Margaritaville Watersound unconsolidated joint venture, planned for 3,500 residential homes, had 573 net sale contracts executed in 2023. Since the start of sales in 2021, there have been 1,613 home contracts. For the fourth quarter of 2023, there were 139 completed home sales bringing the community to 1,004 occupied homes. The 609 homes under contract as of December 31, 2023, with an average sales price of approximately $523,000, are expected to result in sales value of approximately $318.5 million at completion, as compared to 677 homes under contract as of December 31, 2022, with an average sales price of approximately $500,000.

Hospitality

Hospitality revenue increased by 59% to $35.4 million in the fourth quarter of 2023, as compared to $22.3 million in the fourth quarter of 2022. For the full year 2023, revenue increased by 57% to a single year record of $152.4 million, as compared to $97.2 million in the full year 2022.

Hospitality revenue continues to benefit from the growth of the Watersound Club membership program, the purchase of The Pearl Hotel in December 2022 and the opening of five hotels throughout 2023, which added 646 hotel rooms. As of December 31, 2023, the Company had 3,317 club members, as compared to 2,604 club members as of December 31, 2022, an increase of 713 net new members, a Company single year record. As of December 31, 2023, the Company owned (individually by the Company or through consolidated and unconsolidated joint ventures) eleven hotels with 1,177 operational hotel rooms, as compared to six hotels with 531 hotel rooms as of December 31, 2022. 2024 will be the first full year of operations for these five new hotels completed in 2023. In addition, a new hotel, currently under construction through an unconsolidated joint venture, with 121 rooms, is planned to open in the first half of 2024. When complete, operational hotel rooms are expected to increase to 1,298 rooms.

Leasing

Leasing revenue from commercial, office, retail, multi-family, senior living, self-storage and other properties increased by 24% to $13.6 million in the fourth quarter of 2023, as compared to the same period in 2022. For the full year 2023, leasing revenue increased by 30% to $50.8 million, as compared to $39.2 million in the full year 2022. As of December 31, 2023, the Company (individually by the Company or through consolidated and unconsolidated joint ventures) had 1,235 leasable multi-family and senior living units with an additional 148 units under construction.

Rentable space as of December 31, 2023, consisted of approximately 1,082,000 square feet, of which approximately 1,029,000, or 95%, was leased, as compared to approximately 1,034,000 square feet as of December 31, 2022, of which approximately 987,000, or 95%, was leased. As of December 31, 2023, the Company had an additional 98,000 square feet of leasable space under construction. The Company is focused on commercial leasing space at the Watersound Town Center, Watersound West Bay Center and the FSU/TMH Medical Campus. These three centers have the potential for over 1.2 million square feet of leasable space. The Company, wholly or through joint ventures, owns or operates commercial and hospitality businesses on real estate that could otherwise be leased to others.

Corporate and Other Operating Expenses

Full year 2023 corporate and other operating expenses decreased to 6% of revenue, as compared to 9% in 2022. The Company’s corporate and other operating expenses for the three months ended December 31, 2023, increased by $0.8 to $6.4 million, as compared to $5.6 million for the same period in 2022. For the full year 2023, corporate and other operating expenses increased by $1.7 million to $23.8 million, as compared to $22.1 million for the full year 2022.

Additional Information and Where to Find It

Additional information with respect to the Company’s results for the fourth quarter and full year  2023 will be available in a Form 10-K that will be filed with the Securities and Exchange Commission (“SEC”) and can be found at www.joe.com and at the SEC’s website www.sec.gov. We recommend studying the Company’s latest Form 10-K and Form 10-Q before making an investment decision.

FINANCIAL DATA SCHEDULES

Financial data schedules in this press release include consolidated results, summary balance sheets, corporate and other operating expenses and the reconciliation of earnings before interest, taxes, depreciation and amortization (EBITDA), a non-GAAP financial measure, for the fourth quarter and full year 2023 and 2022, respectively.

FINANCIAL DATA
Consolidated Results
($ in millions except share and per share amounts)

	Quarter Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Revenue
Real estate revenue	$37.7	$28.3	$186.0	$115.9
Hospitality revenue	35.4	22.3	152.4	97.2
Leasing revenue	13.6	11.0	50.8	39.2
Total revenue	86.7	61.6	389.2	252.3
Expenses
Cost of real estate revenue	14.9	14.9	88.0	50.8
Cost of hospitality revenue	29.8	19.3	122.2	77.5
Cost of leasing revenue	7.1	5.0	25.8	17.6
Corporate and other operating expenses	6.4	5.6	23.8	22.1
Depreciation, depletion and amortization	11.2	6.6	38.7	22.9
Total expenses	69.4	51.4	298.5	190.9
Operating income	17.3	10.2	90.7	61.4
Investment income, net	3.5	2.3	13.3	9.9
Interest expense	(8.8)	(5.4)	(30.6)	(18.4)
Equity in income from unconsolidated joint ventures	4.3	22.6	22.7	26.0
Other income, net	--	7.7	3.9	15.7
Income before income taxes	16.3	37.4	100.0	94.6
Income tax expense	(4.3)	(9.8)	(26.0)	(24.4)
Net income	12.0	27.6	74.0	70.2
Net loss attributable to non-controlling interest	1.2	0.5	3.7	0.7
Net income attributable to the Company	$13.2	$28.1	$77.7	$70.9
Basic net income per share attributable to the Company	$0.23	$0.48	$1.33	$1.21
Basic weighted average shares outstanding	58,314,117	58,305,586	58,312,878	58,720,050

Summary Balance Sheet
($ in millions)

	December 31, 2023	December 31, 2022
Assets
Investment in real estate, net	$1,018.6	$996.3
Investment in unconsolidated joint ventures	66.4	50.0
Cash and cash equivalents	86.1	37.7
Investments – debt securities	--	40.6
Other assets	82.2	61.7
Property and equipment, net	66.0	39.6
Investments held by special purpose entities	204.2	204.9
Total assets	$1,523.5	$1,430.8

Liabilities and Equity
Debt, net	$453.6	$385.9
Accounts payable and other liabilities	58.6	94.3
Deferred revenue	62.8	38.9
Deferred tax liabilities, net	71.8	82.7
Senior Notes held by special purpose entity	178.2	177.9
Total liabilities	825.0	779.7
Total equity	698.5	651.1
Total liabilities and equity	$1,523.5	$1,430.8

Corporate and Other Operating Expenses
($ in millions)

	Quarter Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Employee costs	$2.6	$2.5	$10.4	$9.6
Property taxes and insurance	1.8	1.3	6.4	5.5
Professional fees	1.2	1.0	4.0	3.7
Marketing and owner association costs	0.3	0.3	1.0	1.1
Occupancy, repairs and maintenance	0.1	0.2	0.4	0.7
Other miscellaneous	0.4	0.3	1.6	1.5
Total corporate and other operating expenses	$6.4	$5.6	$23.8	$22.1

Reconciliation of Non-GAAP Financial Measures (Unaudited)
($ in millions)

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is a non-GAAP financial measure, which management believes assists investors by providing insight into operating performance of the Company across periods on a consistent basis and, when viewed in combination with the Company results prepared in accordance with GAAP, provides a more complete understanding of factors and trends affecting the Company. However, EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of results reported under GAAP. EBITDA is calculated by adjusting “Interest expense”, “Investment income, net”, “Income tax expense”, “Depreciation, depletion and amortization” to “Net income attributable to the Company”.

Reconciliation of Non-GAAP Financial Measures (Unaudited)
($ in millions)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2023	2022	2023	2022
Net income attributable to the Company	$13.2	$28.1	$77.7	$70.9
Plus: Interest expense	8.8	5.4	30.6	18.4
Less: Investment income, net	(3.5)	(2.3)	(13.3)	(9.9)
Plus: Income tax expense	4.3	9.8	26.0	24.4
Plus: Depreciation, depletion and amortization	11.2	6.6	38.7	22.9
EBITDA	$34.0	$47.6	$159.7	$126.7

Important Notice Regarding Forward-Looking Statements

Certain statements contained in this press release, as well as other information provided from time to time by the Company or its employees, may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “guidance,” “anticipate,” “estimate,” “expect,” “forecast,” “project,” “plan,” “intend,” “believe,” “confident,” “may,” “should,” “can have,” “likely,” “future” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Examples of forward-looking statements in this press release include statements regarding our growth prospects; expansion of operational assets such as increases in hotel rooms; plans to maintain an efficient cost structure; our capital allocation initiatives, including the payment of our quarterly dividend; plans regarding our joint venture developments; and the timing of current developments and new projects in 2024 and beyond. These statements involve risks and uncertainties, and actual results may differ materially from any future results expressed or implied by the forward-looking statements.

The Company wishes to caution readers that, although we believe any forward-looking statements are based on reasonable assumptions, certain important factors may have affected and could in the future affect the Company’s actual financial results and could cause the Company’s actual financial results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company, including: our ability to successfully implement our strategic objectives; new or increased competition across our business units; any decline in general economic conditions, particularly in our primary markets; interest rate fluctuations; supply chain disruptions; inflation; financial institution disruptions; geopolitical conflicts (such as the conflict between Russia and Ukraine, the conflict in the Gaza Strip and the general unrest in the Middle East) and political uncertainty and the corresponding impact on the global economy; our ability to successfully execute or integrate new business endeavors and acquisitions; our ability to yield anticipated returns from our developments and projects; our ability to effectively manage our real estate assets, as well as the ability for us or our joint venture partners to effectively manage the day-to-day activities of our projects; our ability to complete construction and development projects within expected timeframes; the illiquidity of all real estate assets;

financial risks, including risks relating to currency fluctuations, credit risks, and fluctuations in the market value of our investment portfolio; any potential negative impact of our longer-term property development strategy, including losses and negative cash flows for an extended period of time if we continue with the self-development of granted entitlements; our dependence on homebuilders; mix of sales from different communities and the corresponding impact on sales period over period; reductions in travel and other risks inherent to the hospitality industry; the financial condition of our commercial tenants; regulatory and insurance risks associated with our senior living facilities; public health emergencies; any reduction in the supply of mortgage loans or tightening of credit markets; our dependence on strong migration and population expansion in our regions of development, particularly Northwest  Florida; our ability to fully recover from natural disasters and severe weather conditions; the actual or perceived threat of climate change; the seasonality of our business; our ability to obtain adequate insurance for our properties or rising insurance costs; our dependence on certain third party providers; the inability of minority shareholders to influence corporate matters, due to concentrated ownership of largest shareholder; the impact of unfavorable legal proceedings or government investigations; the impact of complex and changing laws and regulations in the areas we operate; changes in tax rates, the adoption of new U.S. tax legislation, and exposure to additional tax liabilities, including with respect to Qualified Opportunity Zone program; new litigation; our ability to attract and retain qualified employees, particularly in our hospitality business; our ability to protect our information technology infrastructure and defend against cyber-attacks; increased media, political, and regulatory scrutiny could negatively impact our reputation; our ability to maintain adequate internal controls; risks associated with our financing arrangements, including our compliance with certain restrictions and limitations; our ability to pay our quarterly dividend; and the potential volatility of our common stock. More information on these risks and other potential factors that could affect the Company’s business and financial results is included in the Company’s filings with the SEC, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s most recently filed periodic reports on Form 10-K and subsequent filings. The discussion of these risks is specifically incorporated by reference into this press release.

Any forward-looking statement made by us in this press release speaks only as of the date on which it is made, and we do not undertake to update these statements other than as required by law.

About The St. Joe Company

The St. Joe Company is a real estate development, asset management and operating company with real estate assets and operations in Northwest Florida. The Company intends to use existing assets for residential, hospitality and commercial ventures. The St. Joe Company has significant residential and commercial land-use entitlements. The Company actively seeks higher and better uses for its real estate assets through a range of development activities. More information about the Company can be found on its website at www.joe.com. On a regular basis, the Company releases a video showing progress on projects in development or under construction. See https://www.joe.com/video-gallery for more information.

© 2024, The St. Joe Company. “St. Joe®”, “JOE®”, the “Taking Flight” Design®, “St. Joe (and Taking Flight Design)®”, and other amenity names used herein are the registered service marks of The St. Joe Company or its affiliates or others.

St. Joe Investor Relations Contact:

Marek Bakun

Chief Financial Officer

1-866-417-7132

Marek.bakun@joe.com